Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus, which is part of the Registration Statement (the “Prospectus”), of our report, dated March 31, 2010, relating to the consolidated financial statements of NeoStem, Inc. and its subsidiaries, which appears in NeoStem Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement and Prospectus.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
April 19, 2010